Exhibit 99.01
INSIGNIA SOLUTIONS TO TRADE UNDER INSGE SYMBOL ON NASDAQ STOCK MARKET PENDING 10-Q FILING
Company to Request Hearing with Nasdaq
FREMONT, CA—November 23, 2005—Insignia Solutions (Nasdaq: INSG), a leading mobile device management solutions provider, today announced it will begin trading under the INSGE symbol effective November 25, 2005. An “E” will be added to the Company’s trading symbol pursuant to Nasdaq guidelines as a result of the Company’s failure to timely file its Form 10-Q for the quarterly period ended September 30, 2005. As previously disclosed, the delay in completing preparation of third quarter results is primarily due to the time and effort required to prepare the recently filed Registration Statement on Form S-1 in October, which delayed the preparation of the Company’s quarterly results, as well as an unforeseen delay in processing results from the Company’s overseas operations.
Insignia has received a Nasdaq Staff Determination Letter dated November 22, 2005, indicating that Insignia’s American Depositary Shares are subject to delisting from the Nasdaq Market due to this failure to file the Form 10-Q, since this failure violates Nasdaq Marketplace Rule 4310(c)(14). Insignia, in accordance with Nasdaq Marketplace Rules, will request a hearing before the Nasdaq Listing Qualifications Panel. This requested hearing will automatically defer the delisting, pending the earlier of either the Company’s regaining compliance by filing the third quarter 2005 Form 10-Q or the panel’s final determination. The Company is working diligently and plans to file its Form 10-Q as soon as practicable. There can be no assurance that the Panel will grant Insignia’s request for continued listing on The Nasdaq Stock Market.
As previously disclosed, there have been no disagreements between the Company and its auditors in connection with the third quarter and nine month financial statements, and the Company does not anticipate any changes to the financial information that it has released. As previously announced, Insignia anticipates third quarter 2005 revenues of approximately $800,000, and preliminary expectations for operating expenses for the third quarter of 2005 are between approximately $1.95 million and $2.30 million. The Company anticipates a slight sequential decline in operating expenses from the second quarter of 2005, as a result of the completion of the integration of Mi4e. In addition, the Company cited that there have been no disagreements with its auditors.
The Company remains optimistic in its outlook for the fourth quarter of 2005 and the first quarter of 2006. Based on current business trends, Insignia expects its revenues for the fourth quarter to be between approximately $1.2 million and $1.4 million, with expenses in the range of $2.0 million and $2.2 million. In addition, the Company expects sequential growth in revenues for the first quarter of 2006.
About Insignia Solutions
Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia Device Management Suite is a complete standard-based mobile device management offering, which includes client provisioning technologies supported by most of the mobile devices in the past, OMA-DM based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. Insignia is headquartered in Fremont, California, with research and development and European operations based in the United Kingdom and Sweden as well as regional offices in Hong Kong and Seoul. For additional information about Insignia or its products, please visit www.insignia.com.
Insignia’s global customer list includes ACCS, Amena, Axalto, Campuz Mobile, CTBC, Dobson, I wireless, MTN, New World Mobility, Porta, Telstra, 3, Soutec, Spinbox and Vodacom.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks of Insignia Solutions, Inc.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties such as statements regarding anticipated operating results and the Company’s quarterly report on Form 10-Q. Actual results may differ from the guidance and forward-looking statements discussed above due to a number of risks, factors including, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s need to generate significantly greater revenue to achieve profitability, intense competition in our markets and the unpredictability of our revenue. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake any obligation to update forward-looking statements in this release.

Contacts:	Insignia Solutions
Rick Noling
Interim Chief Financial Officer
(510) 360-3700
             or
Financial Dynamics
Investors: Quynh Nguyen, Jordan Goldstein
(415) 439-4500